Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports Third Quarter Fiscal 2024 Results
Net Income of $4.7 Million

Albany, N.Y. – May 1, 2024 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the three and nine months ended March 31, 2024, which is the third quarter of Pioneer’s fiscal year ending June 30, 2024.

Net income for the three and nine months ended March 31, 2024 was $4.7 million, or $0.19 per share and $11.3 million, or $0.45 per share, respectively, as compared to $6.0 million, or $0.24 per share and $17.4 million, or $0.69 per share for the three and nine months ended March 31, 2023, respectively.

Highlights

●	Net loans receivable of $1.31 billion at March 31, 2024 was up $168.0 million, or 14.7%, from June 30, 2023.
●	Non-performing assets were $8.7 million, or 0.44% of total assets, at March 31, 2024, compared to $17.7 million, or 0.96% of total assets, at June 30, 2023 and $10.1 million, or 0.54% of total assets, at March 31, 2023.
●	Deposits of $1.65 billion at March 31, 2024 were up $106.2 million, or 6.9%, from June 30, 2023.
●	Net interest income of $17.3 million for the three months ended March 31, 2024 was down $185,000 or 1.1%, from the three months ended March 31, 2023.
●	Net interest margin of 3.96% for the three months ended March 31, 2024 was down 18 basis points from the three months ended March 31, 2023.

Thomas Amell, President and CEO stated, “In the third quarter we continued to execute on key elements of our business strategy and were pleased to announce our completion of Pioneer Bank’s conversion to a national bank on April 1, 2024 following approval of the conversion by the Office of the Comptroller of the Currency.  For the quarter we experienced positive momentum as a result of continued solid loan growth, improved asset quality metrics, and growth in noninterest income related to our wealth management business. Net interest margin of 3.96% for the quarter remained strong despite narrowing modestly in comparison with the prior year quarter.  We believe that through our strategy of being “More Than a Bank” that Pioneer is well positioned for future growth through deepening existing customer relationships as well as attracting new customers with our diversified product offerings.”

Total assets were $1.98 billion at March 31, 2024, primarily consisting of $1.31 billion of net loans receivable, $296.9 million of securities available for sale and $246.5 million of cash and cash equivalents. Deposits totaled $1.65 billion at March 31, 2024, and the deposit base was well diversified across customer segments, consisting of approximately 46% retail, 20% commercial and 34% municipal customer relationships. Estimated uninsured deposits, net of collateralized deposits, represented 14% of total deposits at March 31, 2024. Total shareholders’ equity was $289.0 million at March 31, 2024.

Selected highlights at and for the three and nine months ended March 31, 2024 are as follows:

Net Interest Income and Margin

Net interest income decreased $185,000 or 1.1% to $17.3 million for the three months ended March 31, 2024 from $17.5 million for the three months ended March 31, 2023. Net interest income was $49.3 million for both the nine months ended March 31, 2024 and 2023. The decrease in net interest income for the three months ended March 31, 2024 was primarily due to an increase in the average cost of interest-bearing liabilities of 160 basis points and an increase in the average balance of interest-bearing liabilities of $95.3 million, partially offset by an increase in the average yield on interest-earning assets of 85 basis points and an increase in the average balance of interest-earning assets of $46.1 million. Net interest income was relatively flat for the nine months ended March 31, 2024 as the increase in the average cost of interest-bearing liabilities of 159 basis points and an increase in the average balance of interest-bearing liabilities of $23.9 million, was offset by an increase in the average yield on interest-earning assets of 108 basis points and a decrease in the average balance of interest-earning assets of $41.6 million.  The effect on net interest income of the decrease in the average balance of interest-earning assets was offset by the asset allocation shift to fund higher yielding assets.

Interest income increased $4.3 million, or 23.1%, to $23.1 million for the three months ended March 31, 2024, from $18.8 million for the three months ended March 31, 2023. Interest income increased $12.9 million, or 24.7%, to $64.8 million for the nine months ended March 31, 2024, from $51.9 million for the nine months ended March 31, 2023. The increases in interest income for the three and nine months ended March 31, 2024 were driven by an increase in variable rate loan yields and yields on interest-earning deposits with banks due to rising market interest rates, as well as due to market related increases in interest rates on new loans and an asset allocation shift, using investment securities cash flow to fund higher yielding assets.

Interest expense increased $4.5 million to $5.8 million for the three months ended March 31, 2024 from $1.3 million for the three months ended March 31, 2023. Interest expense increased $12.8 million to $15.4 million for the nine months ended March 31, 2024 from $2.6 million for the nine months ended March 31, 2023. The average cost of interest-bearing liabilities increased by 160 and 159 basis points to 2.11% and 1.93% for the three and nine months ended March 31, 2024, respectively, compared to 0.51% and 0.34% for the three and nine months ended March 31, 2023, respectively. The average cost of interest-bearing liabilities increased for the three and nine months ended March 31, 2024 due primarily to the repricing of certain interest-bearing accounts in response to changes in market interest rates and the higher interest rate environment, as well as a shift in the mix of deposits towards higher cost interest-bearing accounts. We continue to monitor the effects the increases in market rates are having on deposit rates and we anticipate the impact will lead to a continued increase in rates on interest-bearing liabilities and may place downward pressure on our net interest margin over the next quarter.

Net interest margin decreased 18 basis points to 3.96% for the three months ended March 31, 2024, compared to 4.14% for the three months ended March 31, 2023, but increased 9 basis points to 3.78% for the nine months ended March 31, 2024, compared to 3.69% for the nine months ended March 31, 2023.

CECL Adoption

Pioneer adopted Accounting Standards Update 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” referred to as the current expected credit losses (CECL) accounting standard, on July 1, 2023. As a result of the day-one CECL adjustment, Pioneer recognized a $2.3 million decrease to the allowance for credit losses, a $1.6 million increase to the reserve for unfunded loan commitments, and a $507,000 increase to retained earnings, net of $180,000 in deferred income taxes, compared to the fiscal year ended June 30, 2023.

Asset Quality and Provision for Credit Losses

Non-performing assets were $8.7 million, or 0.44% of total assets, at March 31, 2024, compared to $17.7 million, or 0.96% of total assets, at June 30, 2023 and $10.1 million, or 0.54% of total assets, at March 31, 2023.

The allowance for credit losses on loans was $21.6 million at March 31, 2024 and $22.2 million at March 31, 2023, representing 1.62% and 2.00% of total loans outstanding, respectively.

Net charge-offs were $20,000 and $391,000, or an annualized 0.01% and 0.04% of average loans, respectively, for the three and nine months ended March 31, 2024 compared to net recoveries of $22,000 and net charge-offs of $30,000, or an annualized (0.01%) and 0.00% of average loans, respectively, for the three and nine months ended March 31, 2023.

The provision for credit losses was $80,000 and $2.0 million for the three and nine months ended March 31, 2024, respectively, as compared to no provision and a credit to the provision of $280,000 for the three and nine months ended March 31, 2023, respectively. The increase in the provision for credit losses for the three and nine months ended March 31, 2024 was primarily due to growth in the loan portfolio offset in part by improvements in asset quality.

Noninterest Income and Noninterest Expense

Noninterest income of $4.2 million for the three months ended March 31, 2024 increased $984,000, or 30.3%, as compared to $3.3 million for the three months ended March 31, 2023. Noninterest income of $12.6 million for the nine months ended March 31, 2024 increased $1.6 million, or 14.9%, as compared to $11.0 million for the nine months ended March 31, 2023. The increase for the three months ended March 31, 2024 was primarily from a $583,000 increase in insurance and wealth management services income and a $386,000 net gain on equity securities. The increase for the nine months ended March 31, 2024 was primarily from $6.0 million of income from the previously announced settlement of litigation, and from a $1.4 million increase in insurance and wealth management services income, offset in part by a $5.6 million loss on sale of securities available for sale, as well as a $570,000 decrease in bank-owned life insurance income during the current nine month period due to recognition of a death benefit in the same prior year period. The increase in insurance and wealth management services income was primarily due to the acquisition of Hudson Financial LLC which expanded Pioneer’s wealth management business into the Hudson Valley Region of New York. The net gain on equity securities was primarily related to Pioneer’s sale of its entire equity securities portfolio in March 2024, which was done in conjunction with the previously announced conversion to a national bank. The loss on sale of securities available for sale was due to the previously announced balance sheet repositioning transaction in which Pioneer sold approximately $74.5 million of lower-yielding available-for-sale securities with an average book yield of approximately 0.83% and weighted average remaining life of 2.2 years. Proceeds from the sale were initially redeployed into interest-earning deposits with banks with an estimated average book yield of 5.40% and ultimately Pioneer reinvested the proceeds into loans and securities available for sale yielding current market rates during the three months ended March 31, 2024.

Noninterest expense of $15.4 million for the three months ended March 31, 2024 increased $2.3 million, or 17.8%, as compared to $13.1 million for the three months ended March 31, 2023. Noninterest expense of $45.6 million for the nine months ended March 31, 2024 increased $7.1 million, or 18.6%, as compared to $38.5 million for the nine months ended March 31, 2023.  The increase during both the three and nine months ended March 31, 2024 was primarily due to an increase in professional fees of $1.9 million and $5.5 million, respectively, as well as an increase in salaries and employee benefits expense of $319,000 and $887,000, respectively. Professional fees increased due to legal fees and expenses. Salaries and employee benefits expense increased due to compensation expense from annual merit increases.

Income Taxes

Income tax expense decreased $307,000 to $1.3 million for the three months ended March 31, 2024 as compared to $1.6 million for the three months ended March 31, 2023 primarily due to a decrease in income before income taxes. Our effective tax rate was 22.1% for the three months ended March 31, 2024 compared to 21.4% for the three months ended March 31, 2023.

Balance Sheet Summary

Total assets of $1.98 billion at March 31, 2024 increased $125.6 million, or 6.8%, from $1.86 billion at June 30, 2023. Since June 30, 2023, Pioneer continued to shift the composition of interest-earning assets from securities available for sale to net loans receivable.

Net loans receivable of $1.31 billion at March 31, 2024 increased $168.0 million, or 14.7%, from $1.14 billion at June 30, 2023. The increase in net loans receivable was primarily as a result of growth in the residential mortgage loan portfolio which increased by $143.2 million. Commercial real estate loans increased $4.0 million, commercial construction loans increased by $14.7 million, and home equity loans and lines of credit increased by $7.3 million. These increases were partially offset by a decrease in consumer loans of $2.1 million.

Securities available for sale of $296.9 million at March 31, 2024 decreased $134.8 million, or 31.2%, from $431.7 million at June 30, 2023. The decrease was primarily due to sales of $74.5 million and maturities of $100.0 million, offset in part by purchases of U.S. Government and agency obligations and municipal obligations of $30.3 million and a decrease in net unrealized losses of $13.6 million (including a $5.6 million decrease related to losses realized from the sale of securities available for sale described above) during the nine months ended March 31, 2024.

Deposits of $1.65 billion at March 31, 2024 increased $106.2 million, or 6.9%, from $1.54 billion at June 30, 2023. By deposit category, demand accounts increased by $69.3 million, money market accounts increased by $73.0 million, and certificate of deposits increased by $25.2 million, offset in part by a decrease in non-interest-bearing demand accounts of $33.7 million, and a decrease in savings accounts of $27.6 million. The increase in certificates of deposit was primarily related to a migration of funds from non-interest-bearing demand, savings, and other lower rate interest-bearing accounts. The increase in demand accounts and money market accounts was primarily related to growth in municipal deposits due to seasonality. The decrease in non-interest-bearing demand and savings accounts was primarily related to migration of funds to higher interest-bearing accounts.

Shareholders’ equity of $289.0 million at March 31, 2024 increased $22.3 million, or 8.3%, from $266.7 million at June 30, 2023 primarily as a result of net income of $11.3 million, a decrease in accumulated other comprehensive loss of $10.1 million and the net increase of $507,000 related to the day-one CECL adjustment during the nine months ended March 31, 2024. Pioneer Bank has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 11.39% at March 31, 2024.

About Pioneer

Pioneer Bancorp, Inc. (NASDAQ: PBFS), is a bank holding company whose wholly owned subsidiary is Pioneer Bank, National Association (“Pioneer Bank”). Pioneer provides diversified financial services through Pioneer Bank and its subsidiaries, with 23 offices in the Capital Region of New York State, and offers a broad array of deposit, lending, and other financial services to individuals, businesses, and municipalities. Pioneer Bank is a national bank whose wholly owned subsidiaries are Pioneer Commercial Bank, Pioneer Insurance Agency, Inc. and Pioneer Financial Services, Inc. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the fiscal year ended June 30, 2023, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”), including our quarterly reports on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	March 31,	June 30,
	2024	2023

	(In thousands)
Selected Financial Condition Data:
Total assets	$1,981,834	$1,856,191
Cash and cash equivalents	246,541	150,478
Securities available for sale	296,893	431,667
Securities held to maturity	23,317	23,949
Equity securities	—	2,413
Federal Home Loan Bank stock	1,421	1,196
Net loans receivable	1,312,189	1,144,169
Bank-owned life insurance	16,105	16,322
Premises and equipment, net	40,701	41,617
Deposits	1,648,010	1,541,851
Shareholders' equity	288,956	266,700

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$23,115	$18,779	$64,758	$51,949
Interest expense	5,784	1,263	15,443	2,625
Net interest income	17,331	17,516	49,315	49,324
Provision for credit losses	80	—	1,950	(280)
Net interest income after provision for credit losses	17,251	17,516	47,365	49,604
Noninterest income	4,234	3,250	12,642	11,001
Noninterest expense	15,429	13,098	45,628	38,471
Income before taxes	6,056	7,668	14,379	22,134
Income tax expense	1,337	1,644	3,049	4,693
Net income	$4,719	$6,024	$11,330	$17,441

Basic and diluted earnings per share	$0.19	$0.24	$0.45	$0.69
Weighted average shares outstanding	25,220,299	25,169,382	25,213,934	25,163,018

	For the Three Months Ended		At or For the Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Performance Ratios:
Return on average assets	0.98%	1.29%	0.80%	1.20%
Return on average equity	6.63%	9.65%	5.44%	9.38%
Interest rate spread (1)	3.19%	3.94%	3.04%	3.56%
Net interest margin (2)	3.96%	4.14%	3.78%	3.69%
Non-interest expenses to average assets	3.21%	2.80%	3.21%	2.65%
Efficiency ratio (3)	71.55%	63.06%	73.64%	63.77%
Average interest-earning assets to average interest-bearing liabilities	161.23%	171.83%	163.43%	171.15%

Capital Ratios (4):
Average equity to average assets			14.64%	12.78%
Total capital to risk weighted assets			19.82%	20.07%
Tier 1 capital to risk weighted assets			18.56%	18.81%
Common equity tier 1 capital to risk weighted assets			18.56%	18.81%
Tier 1 capital to average assets			11.39%	10.82%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans			1.62%	2.00%
Allowance for credit losses as a percentage of non-performing loans			248.56%	220.49%
Net charge-offs to average outstanding loans during the period			0.04%	—%
Non-performing loans as a percentage of total loans			0.65%	0.91%
Non-performing loans as a percentage of total assets			0.44%	0.54%
Total non-performing assets as a percentage of total assets			0.44%	0.54%

Other:
Number of offices			23	22
Number of full-time equivalent employees			267	258

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.